UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

URS Corporation
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-7567	94-1381538
(Commission File No.)	(IRS Employer Identification No.)

600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:   (415) 774-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2014, URS Corporation (the “Company”) and JANA Partners LLC (“JANA”) entered into an agreement (the “Cooperation Agreement”) by which the Company agreed, effective as of March 27, 2014, to expand its Board of Directors (the “Board”) from ten to fourteen members and to add Diane C. Creel, William H. Schumann, III, David N. Siegel and V. Paul Unruh, to fill the vacancies (the “New Directors”).  All elements of the New Directors’ compensation as members of the Board will be consistent with other non-employee members of the Board, as disclosed in the Company’s Schedule 14A definitive proxy statement filed on April 15, 2013.

In addition, pursuant to the Cooperation Agreement, the Company will include the New Directors on the Company’s slate of director nominees for the Company’s 2014 annual meeting of shareholders (the “2014 Annual Meeting”), which slate will include eight other director nominees selected by the Board, currently expected to be Mickey P. Foret, Senator William H. Frist, M.D., Lydia H. Kennard, Martin M. Koffel, Timothy R. McLevish, General Joseph W. Ralston, USAF Ret., John D. Roach and Douglas W. Stotlar.  In addition, two current members of the Board, Donald R. Knauss and William P. Sullivan, have advised the Company that they do not intend to stand for reelection at the 2014 Annual Meeting.  As a result, following the 2014 Annual Meeting, the size of the Board will be reduced from fourteen to twelve members.

The Company has agreed, pursuant to the terms of the Cooperation Agreement, to add one of the New Directors to the Compensation Committee of the Board and two of the New Directors to the CEO Succession Committee of the Board, in each case as of March 27, 2014.  The CEO Succession Committee was formed in February 2014 to engage in succession planning for the Company’s Chief Executive Officer position.  The Cooperation Agreement specifies that, in his sole discretion, Martin M. Koffel may continue as Chief Executive Officer, Chairman of the Board and a director of the Company until the Board appoints a new Chief Executive Officer, at which time Mr. Koffel will resign from those positions.

The Company has also agreed to form a Value Creation Committee of the Board that will conduct a strategic review of the Company’s business, operations and capital structure and to add two of the New Directors to such committee, in each case, as of March 27, 2014.  The New Directors who will be joining the Compensation Committee, CEO Succession Committee and Value Creation Committee will be announced at a later date when determined.

The foregoing summary of the Cooperation Agreement is qualified in its entirety by the full terms and conditions of the agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 8.01  Other Events.

JANA is the beneficial owner of an aggregate of 6,745,623 shares of the Company’s common stock.  Under the terms of the Cooperation Agreement, JANA and its affiliates agreed to vote all of their shares of the Company’s common stock in favor of the current members of the Board (including the New Directors) that will be up for election at the 2014 Annual Meeting, and not to submit any proposal for consideration at, or bring any other business before, the 2014 Annual Meeting or initiate, encourage or participate in any “withhold” or similar campaign with respect to the election of directors at the 2014 Annual Meeting.  The Cooperation Agreement includes certain other standstill restrictions that will generally be in effect until 30 days prior to the deadline by which a shareholder must give notice to the Company of its intention to nominate a director at or bring other business before the 2015 Annual Meeting (the “Cooperation Period”).

In addition, under the Cooperation Agreement, the Company has agreed not to make any acquisitions during the Cooperation Period, except for ordinary course acquisitions individually under $10 million (and $30 million in the aggregate) or acquisitions that are supported by a majority of the New Directors.  The foregoing summary of the Cooperation Agreement is qualified in its entirety by the full terms and conditions of the agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

On March 17, 2014, the Company issued a press release to announce the entry into the Cooperation Agreement a copy of which is attached as Exhibit 99.2.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

99.1	Cooperation Agreement, dated March 13, 2014, by and between JANA Partners LLC and URS Corporation.
99.2	Press Release, dated March 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, URS Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URS CORPORATION

Dated: March 17, 2014	By:	/s/ Reed N. Brimhall
Reed N. Brimhall
Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Cooperation Agreement, dated March 13, 2014, by and between JANA Partners LLC and URS Corporation.
99.2	Press Release, dated March 17, 2014.